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                                                                     EXHIBIT 5.1

                                 ALSTON&BIRD LLP
                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-7777
                                 www.alston.com


                                 April 17, 2001


HeadHunter.NET, Inc.
330 Research Court, Suite 200
Norcross, Georgia 30092

         Re: Form S-3 Registration Statement filed April 17, 2001 - Resale of Stock on Behalf of a Selling Stockholder

Ladies and Gentlemen:

         We have acted as counsel to HeadHunter.NET, Inc., a Georgia corporation (the "Company"), in connection with the above referenced Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 101,100 shares (the "Shares") of the Company's common stock, $.01 par value ("Common Stock"), which are being offered for the account of the selling stockholder specified therein. The Company will not receive any proceeds from the sale of the Shares. The opinion hereinafter set forth is given to the Commission at the request of the Company pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

         We have examined the Articles of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, records of proceedings of the Board of Directors, or committees thereof, deemed by us to be relevant to this opinion letter, the Amended and Restated Credit Agreement, dated as of February 27, 2001, by and between the Company and Omnicom Finance, Inc. (the "Credit Agreement"), the Registration Statement and other agreements or documents we deemed necessary for the purpose of expressing the opinion set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the Credit Agreement by the parties thereto, certificates and statements of officers of the Company and certificates of public officials. We have also assumed that the Credit Agreement is a valid and binding obligation of Omnicom Finance, Inc., enforceable against Omnicom Finance, Inc. in accordance with its terms. Except to the extent expressly set forth herein, we have made no independent investigation with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification. The opinions set forth herein are limited to the laws of the State of Georgia.

         Based upon the foregoing it is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.


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         This opinion letter is provided to you for your benefit and for the benefit of the Commission solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.


                                          Sincerely,

                                          ALSTON & BIRD LLP


                                          By:      /s/ Nils H. Okeson
                                              ---------------------------------
                                              Nils H. Okeson
                                              a Partner


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